Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 5, 2014

TO THE INDENTURE

Dated as of April 29, 2014

by

RCS CAPITAL CORPORATION,

as Issuer

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 5, 2014, is made by RCS CAPITAL CORPORATION, a Delaware corporation (the “Issuer”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee (the “Trustee”).

WITNESSETH:

WHEREAS, an Indenture dated as of April 29, 2014, was executed by and among the Issuer and the Trustee, relating to the Issuer’s 5.00% Convertible Senior Notes due 2021 (the “Notes”) (the “Indenture”);

WHEREAS, pursuant to Section 10.01(h) of the Indenture, the Issuer and the Trustee may enter into a supplemental indenture in order to conform the provisions of the Indenture to the description of the convertible notes in the Commitment Letter;

WHEREAS, Section 14.01 of the Indenture sets forth the initial conversion rate for the Notes at 49.3583 shares of Common Stock, which is the share equivalent of a conversion price of $20.26;

WHEREAS, the Commitment Letter provides for the initial conversion price to be 115% of the one-day VWAP of the Issuer’s Common Stock on the trading day prior to the announcement of the Transactions, which is equal to a conversion price of $21.18 and a conversion rate of 47.2144 shares of Common Stock;

WHEREAS, in accordance with Section 10.01 of the Indenture, this Supplemental Indenture shall amend the Indenture as set forth herein;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree to the following provisions:

Article 1

AMENDMENTS TO THE INDENTURE

Section 1.1           Amendment to Section 14.01 of the Indenture. Clause (x) of the first sentence of Section 14.01 shall be amended to read “47.2144 shares of Common Stock.”

Article 2

MISCELLANEOUS

Section 2.1           Trustee Matters. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like effect as if set forth herein in full. The Trustee is not responsible for the validity or sufficiency of this Supplemental Indenture, or for the recitals contained herein.

Section 2.2           Ratification. The Indenture is in all respects ratified and confirmed, and the Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument; provided that in case of conflict between this Supplemental Indenture and the Indenture, this Supplemental Indenture shall control.

Section 2.3           Counterpart Originals. This Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

Section 2.4           Severability. In the event any one or more provisions contained in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.5           Effect of Headings. The Article and Section headings herein have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 2.6           Defined Terms. Any capitalized term used but not defined herein shall have the meaning set forth in the Indenture.

Section 2.7           Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUTREGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).

IN WITNESS WHEREOF, the undersigned have caused this Supplemental Indenture to be duly executed as of the date first written above.

RCS CAPITAL CORPORATION

By:	/s/ William Kahane
Name: William Kahane
Title: Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President

(Indenture Supplement dated May 5, 2014)